Exhibit 99.1

TOYS“R”US, INC. ANNOUNCES DECEMBER 2011 COMPARABLE STORE SALES

Company Reports Sixth Consecutive Year of Positive December Comparable Store Sales Growth in the U.S.

WAYNE, NJ (January 5, 2012) – Toys“R”Us, Inc. today announced its comparable store net sales and total sales for the month of December 2011.

For the month of December, the U.S. Domestic segment reported a comparable store sales increase of 1.2%. The Learning, Core Toy and Seasonal categories generated the strongest comparable store net sales growth. The Entertainment category, which includes electronics, videogame hardware and software, was the weakest.

“We have now delivered six consecutive years of positive comparable store sales growth in the U.S. during the month of December,” said Jerry Storch, Chairman and CEO, Toys“R”Us, Inc. “Our results, which build on our prior years of growth during this important period for our business, speak to the resiliency of our brand and the strength of our unique and differentiated product assortment. The investments we made this year in strengthening our omnichannel capabilities were clearly a big win with the customer, who took advantage of the seamless shopping experience created between our online and brick and mortar stores as they chose to shop at Toys“R”Us for their holiday gifts.”

During the month of December, total sales for the Domestic segment decreased by 1.2%, attributable to the company’s decision to open significantly fewer Toys“R”Us Express pop-up stores during the 2011 holiday selling season, compared to the prior year.

International total sales increased by 5.1% in December, reflecting benefits from the company’s recent acquisition of the majority stake in its businesses in Southeast Asia and Greater China, as well as foreign currency translation. Comparable store sales for the month in the International segment declined by 1.4%.

With these December results, quarter-to-date comparable store sales in the U.S. decreased 1.3% versus last year, while the International segment decreased 3.0%. Quarter-to-date total sales in the U.S. decreased by 3.6%, primarily due to the company’s decision to open significantly fewer Toys“R”Us Express pop-up stores during the 2011 holiday selling season, compared to the prior year. Total quarter-to-date sales increased 3.2% in the International segment, reflecting benefits from the company’s recent acquisition of the majority stake in its businesses in Southeast Asia and Greater China, as well as foreign currency translation.

(The month of December refers to the five-week period from November 27, 2011 to December 31, 2011, as compared to the five-week period from November 28, 2010 to January 1, 2011. Quarter-to-date refers to the nine-week period from October 30, 2011 to December 31, 2011, as compared to the nine-week period from October 31, 2010 to January 1, 2011.)

About Toys“R”Us, Inc.

Toys“R”Us, Inc. is the world’s leading dedicated toy and juvenile products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 875

Toys“R”Us and Babies“R”Us stores in the United States and Puerto Rico, and in more than 600 international stores and over 150 licensed stores in 35 countries and jurisdictions. In addition, it exclusively operates the legendary FAO Schwarz brand and sells extraordinary toys in the brand’s flagship store on Fifth Avenue in New York City. With its strong portfolio of e-commerce sites including Toysrus.com, Babiesrus.com, eToys.com and FAO.com, it provides shoppers with a broad online selection of distinctive toy and baby products. Headquartered in Wayne, NJ, Toys“R”Us, Inc. employs approximately 70,000 associates annually worldwide. The company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need. Additional information about Toys“R”Us, Inc. can be found on Toysrusinc.com. Follow Toys“R”Us, Babies“R”Us and FAO Schwarz on Facebook at Facebook.com/Toysrus, Facebook.com/Babiesrus and Facebook.com/FAO and on Twitter at Twitter.com/Toysrus and Twitter.com/Babiesrus.

# # #

For more information please contact:

Kathleen Waugh, Vice President, Corporate Communications at 973-617-5888, 646-366-8823 or waughk@toysrus.com

Bruce Bishop, Vice President, Investor Relations at 973-617-5160 or Bruce.Bishop@toysrus.com